UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

February 26, 2007

GENZYME CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-14680	06-1047163
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS employer identification number)

500 Kendall Street, Cambridge, Massachusetts  02142
(Address of Principal Executive Offices)  (Zip Code)

Registrant’s telephone number, including area code:
(617) 252-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Compensatory Arrangements of Certain Officers.

On February 26, 2007, the Compensation Committee of the Board of Directors (the “Committee”) of Genzyme Corporation (“Genzyme”) determined 2006 incentive bonuses for Genzyme’s executive officers.  Prior to the beginning of 2006, the Committee had established a bonus target for each executive officer.

For each of the executive officers, the bonus target includes both a corporate performance component and an individual performance component, which components are weighted on an individual basis. The corporate performance component is payable based on the extent to which Genzyme achieves the operating income goals approved by the Board of Directors in connection with setting the 2006 annual budget. The current corporate performance bonus formula allows for 100% payment when 100% of the target is met. If the performance target is exceeded, for every 1% above the target, 2.5% is added to the bonus payment, up to a maximum of 150% payment for achievement of 120% or more of the target. If the performance target is not met, for every 1% below the target, 1.5% is reduced from the bonus payment. No corporate bonus is paid if less than 86% of the target is met.  For 2006, Genzyme exceeded the operating income goals by 1% and, in accordance with the formula, the Committee awarded the corporate performance component at 102.5% of target.  The Committee also evaluated the individual performance of each of the executive officers.  The Committee awarded the individual performance component at 100% to 105% of target.  For 2006, the Committee awarded aggregate total bonuses ranging from 101.5% to 103.1% of target.

The 2006 base salaries and incentive bonuses for Genzyme’s named executive officers are listed in Exhibit 10.1, and are incorporated herein by reference.  Additional information regarding compensation of executive officers will be included in Genzyme’s proxy statement to be filed in connection with its Annual Meeting of Shareholders to be held on May 24, 2007.

Item 9.01       Financial Statements and Exhibits.

                        (d)   Exhibits.

10.1                           2006 base salaries and incentive bonuses for Genzyme’s named executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENZYME CORPORATION

Dated: February 28, 2006	By:	/s/ Michael S. Wyzga
Michael S. Wyzga
Executive Vice President, Finance; Chief Financial Officer; and Chief Accounting Officer